Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Autocallable Dual Directional Buffer Securities Linked to Amazon.com, Inc.

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	Amazon.com, Inc. (ticker: "AMZN")
Pricing date:	September 2, 2026
Interim valuation date:	September 3, 2027
Final valuation date:	September 4, 2029
Maturity date:	September 7, 2029
Automatic early redemption:	If on the interim valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the stated principal amount plus the applicable premium
Premium:	13.30% of the stated principal amount
Upside participation rate:	100%
Upside return amount:	$1,000 × the underlying return × the upside participation rate
Absolute return amount:	$1,000 × the absolute value of the underlying return
Final buffer value:	80% of the initial underlying value
Buffer percentage:	20%
CUSIP / ISIN:	17334CJ39 / US17334CJ399
Initial underlying value:	The closing value of the underlying on the pricing date
Final underlying value:	The closing value of the underlying on the final valuation date
Underlying return:	(i) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
Payment at Maturity:	• If the final underlying value is **greater than or equal to** the initial underlying value: $1,000 + the upside return amount • If the final underlying value is **less than** the initial underlying value but **greater than or equal to** the final buffer value: $1,000 + the absolute return amount • If the final underlying value is **less than** the final buffer value: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated August 7, 2026

Hypothetical Payment per Security Upon Automatic Early Redemption

Valuation Date on which Closing Value Exceeds Initial Underlying Value	Premium	Hypothetical Redemption Amount
September 3, 2027	13.30%	$1,133.00

If the closing value of the underlying is greater than or equal to its initial underlying value on the interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following the interim valuation date.

Hypothetical Payment at Maturity*


$2,000
$1,750
$1,500
$1,250
$1,200.00
$1,000
$750
$500
$250
$200.00
$0
$1,000 Stated Principal Amount
Buffer Zone
Payment at Maturity per Security
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return

Hypothetical Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
100.00%	100.00%	$2,000.00
50.00%	50.00%	$1,500.00
20.00%	20.00%	$1,200.00
10.00%	10.00%	$1,100.00
0.00%	0.00%	$1,000.00
-10.00%	10.00%	$1,100.00
-15.00%	15.00%	$1,150.00
-20.00%	20.00%	$1,200.00
-20.01%	-0.01%	$999.90
-50.00%	-30.00%	$700.00
-100.00%	-80.00%	$200.00

*The hypotheticals assume that the securities have not been automatically redeemed prior to maturity.

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity , your payment at maturity will depend on the performance of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential for positive return from depreciation of the underlying is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • You will not receive dividends or have any other rights with respect to the underlying. • The performance of the securities will depend on the closing values of the underlying solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. • The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.